                                                FILED PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NO. 333-122029

                    SHANDA INTERACTIVE ENTERTAINMENT LIMITED

                           PROSPECTUS SUPPLEMENT NO. 6
                             DATED AUGUST 11, 2006
                                       TO
                         PROSPECTUS DATED JULY 15, 2005

 $275,000,000 PRINCIPAL AMOUNT OF ZERO COUPON SENIOR CONVERTIBLE NOTES DUE 2014
            AND ORDINARY SHARES ISSUABLE UPON CONVERSION OF THE NOTES

     This prospectus supplement supplements and should be read in connection with the prospectus of Shanda Interactive Entertainment Limited dated July 15, 2005 and prospectus supplements no. 1 dated July 26, 2005, no. 2 dated August 29, 2005, no. 3 dated October 18, 2005, no. 4 dated November 25, 2005 and no. 5 dated May 12, 2006. This prospectus supplement is qualified by reference to the prospectus and such prospectus supplements, except to the extent that the information provided hereby supersedes the information contained in the prospectus or such prospectus supplements. All capitalized terms used but not defined in this prospectus supplement have the meanings given them in the prospectus.

See "Risk Factors" beginning on page 8 of the prospectus to read about risks you should consider before buying the Notes.

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   NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
  SECURITIES COMMISSION OR OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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     The information appearing in the table below, as of the date hereof, supplements the information appearing under the heading "Information About the Offering--Selling Securityholders" in the prospectus and the previous prospectus supplements, and where the name of a selling securityholder identified in the table below also appears in the table in the prospectus and/or a previous prospectus supplement, the information set forth in the table below regarding that selling securityholder supersedes the information in the prospectus and/or such prospectus supplement. The principal amount of Notes and the number of our ordinary shares issuable upon conversion of the Notes indicated may be in excess of the total amount registered under the shelf registration statement of which this prospectus forms a part, due to sales or transfers by selling securityholders of such Notes or shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided us information regarding their holdings of Notes and our ordinary shares.

                                                                                MAXIMUM NUMBER OF
                           PRINCIPAL AMOUNT IN                                   ORDINARY SHARES
                              US$ OF NOTES                                         ISSUABLE UPON
                           BENEFICIALLY OWNED     PERCENTAGE OF OUTSTANDING   CONVERSION OF THE NOTES  PERCENTAGE OF ORDINARY SHARES
SELLING SECURITYHOLDER        AND OFFERED                   NOTES               THAT MAY BE SOLD (1)           OUTSTANDING (2)
----------------------     -------------------    -------------------------   -----------------------  -----------------------------

Whitebox Diversified
Convertible Arbitrage
Partners L.P.(3).........      $ 1,000,000                     *                       50,381                         *

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* Less than 1%.

(1) For purposes of presenting the maximum number of ordinary shares issuable upon conversion of the notes, we have assumed that each $1,000 in principal amount of the notes is convertible into 50.3816 of our ordinary shares. Although this is the initial conversion rate of the notes, the conversion consideration for each Note will actually consist of (a) cash in an amount equal to the lesser of (i) the principal value of such Note, or (ii) the conversion value of such Note (as defined in this prospectus), and (b) a number of our ordinary shares equal to the sum of the daily share amounts (calculated as described in this prospectus) for each of the five consecutive trading days beginning on the third trading day following the conversion date. In addition, the conversion rate is subject to adjustment as described under "Description of the Notes--Antidilution Adjustments" in the prospectus. As a result, the number of our ordinary shares issuable upon the conversion of each Note may be higher or lower than the figure indicated.

(2) Based on 142,181,048 ordinary shares outstanding as of the close of business on March 31, 2006.

(3) The securityholder has informed us that Andrew Redleaf has voting and dispositive power over the securities beneficially owned by such securityholder.

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           The date of this prospectus supplement is August 11, 2006.